EXHIBIT 10.4
                                    EXHIBIT C

                          MANAGEMENT SERVICES AGREEMENT


                  THIS AGREEMENT made as of the 16th day of February, 1999


BETWEEN:


                  PLAYSTAR WYOMING HOLDING CORP., a corporation organized and existing under the laws of Antigua

                  (hereinafter referred to as "PlayStar")


                                     - and -


                  CYBERSTATION LIMITED, a corporation organized and existing under the laws of St. Kitts

                  (hereinafter referred to as the "Service Provider")


                  WHEREAS PlayStar and its subsidiaries (collectively referred to as the "Company") are engaged in the business of (i) developing proprietary software, systems and services used to provide electronic commerce solutions that enable businesses to sell products and services on the Internet; and (ii) providing on-line gaming activities;

                  AND WHEREAS the Service Provider has agreed to provide to the Company certain management services as provided for herein;

                  AND WHEREAS the Service Provider has agreed to use, and it is a condition of this agreement that the Service Provider uses, Joseph Alves ("Alves") and Alicia Da Conceicao ("Conceicao"), of Toronto, Ontario, primarily for the purposes of providing the services provided herein;

                  AND WHEREAS the parties wish to record this agreement in writing.

                  NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party, the parties agree as follows:


                                    ARTICLE 1

1.1 PROVISION OF MANAGEMENT SERVICES. During the term of this Agreement, the Service Provider agrees to provide to the Company such management and administrative services as may be required by the Company and its board of directors, including:


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                  (a)      the services of Alves and Conceicao, subject to the
                           exception provided in Section 1.3, on a full-time basis; and

                  (b)      planning assistance and advice.

                  The Service Provider agrees to make Alves and Conceicao available to the Company to perform such duties as may from time to time be assigned or delegated by the board of directors of the Company (the "Board"). The Service Provider, Alves and Conceicao shall perform these duties in accordance with the instructions of the Board and the Company's policy insofar as they relate to the electronic commerce business operations of the Company.

1.2 TERM OF AGREEMENT. The Term of this Agreement shall mean the period beginning on February 16, 1999 and terminating on the date on which the first of the following occurs:

                  (a) the termination of this Management Services Agreement as provided for in Article 4;

                  (b) in the event that either or both of Alves and Conceicao cease to be employed by the Service Provider or ceases to be available to perform, or is for any reason unable to perform, the services provided for herein at any time thereafter, upon notice given by PlayStar to the Service Provider;

                  (c)      June 30, 2002.

1.3 SPECIFIC DUTIES AND RESPONSIBILITIES. Without limiting the generality of
Section 2.1 or any other provision of this Agreement, the Service Provider shall, and shall cause Alves and Conceicao to:

                  (a) perform their duties in a competent and professional manner and act in the best interests of the Company;

                  (b) ensure that the business and operations of the Company are conducted in a proper and efficient manner;

                  (c) faithfully serve the Company and use their best efforts to promote its interests;

                  (d) cause Alves to report to the Board and perform such services and duties necessary or appropriate for the running of the electronic commerce business of the Company; and

                  (e) unless prevented by ill health and except for reasonable vacations and other absences approved by the Board, cause Alves and Conceicao to devote the whole of their time, attention and ability to the business and affairs of the Company.

                  Nothing in this Agreement shall prevent Alves and Conceicao from acting as officers, directors and employees of Cyberstation Computers & Support Inc. (`Cyberstation') or any affiliates of Cyberstation.

1.4 PROHIBITED INVESTMENTS. The Service Provider shall not be an investor, shareholder, joint venturer, or partner (each, an "Investor") in any enterprise,

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association, corporation, joint venture, or partnership (each, an "Investment")
if the Investment (i) conflicts with the interests of the Company, (ii) requires the Service Provider's involvement in the management or operation of the Investment (recognizing that the Service Provider is permitted to monitor the Investment, as would any prudent investor), or (iii) interferes with the performance of the Service Provider's duties and obligations hereunder.


                                    ARTICLE 2

2.1 BUSINESS DAY. "Business Day" as used in this Agreement shall mean any day except Saturday, Sunday or any statutory or civic holiday in the Province of Ontario.

2.2 BASE MANAGEMENT FEE. The base management fee of the Service Provider shall be $160,000 per annum (the "Base Management Fee") payable on the 15th and last day of each month. The Company may withhold from any amounts payable under this Agreement such federal or provincial taxes and other statutory remittances as shall be required by law to be so withheld.

2.3 PROFIT SHARING PAYMENTS

         (1) The Service Provider shall be entitled to receive profit sharing payments from PlayStar and Players Limited ("Players"), a wholly-owned subsidiary of PlayStar, which payments shall be based upon the amount of Pre-Tax Profits (as defined below) of PlayStar and Players for (i) the six month fiscal period ending June 30, 1999, and (ii) each of the financial years ending June 30, 2000 (the "First Financial Year"), June 30 2001 (the "Second Financial Year") and June 30, 2002 (the "Third Financial Year") as shown below:

                  (a)      in respect of the six months ended June 30, 1999:

                           (i) if Players has Pre-Tax Profits for such period, the Service Provider shall be entitled to a payment equal to 15% of the amount of such Pre-Tax Profits; and

                           (ii) if PlayStar has Pre-Tax Profits in excess of US$500,000 for such period, the Service Provider shall be entitled to a payment equal to 10% of the amount of such excess;

                  (b)      in respect of the First Financial Year:

                           (i) if Players has Pre-Tax Profits for such financial year, the Service Provider shall be entitled to a payment equal to 15% of the amount of such Pre-Tax Profits; and

                           (ii) if PlayStar has Pre-Tax Profits in excess of US$1,000,000 for such financial year, the Service Provider shall be entitled to a payment equal to 10% of the amount of such excess;

                  (c)      in respect of the Second Financial Year:

                           (i) if Players has Pre-Tax Profits for such financial year, the Service Provider shall be entitled to a payment equal to 15% of the amount of such Pre-Tax Profits; and

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                           (ii)     if PlayStar has Pre-Tax Profits in excess of
                                    US$2,000,000 for such financial year, the Service Provider shall be entitled to a payment equal to 10% of the amount of such excess;

                  (d)      in respect of the Third Financial Year:

                           (i) if Players has Pre-Tax Profits for such financial year, the Service Provider shall be entitled to a payment equal to 15% of the amount of such Pre-Tax Profits; and

                           (ii) if PlayStar has Pre-Tax Profits in excess of US$3,000,000 for such financial year, the Service Provider shall be entitled to a payment equal to 10% of the amount of such excess.

         (2) For the purposes of this Agreement, Pre-Tax Profits of PlayStar and Players for (a) the six months ended June 30, 1999 means the net income before deduction of any income taxes as shown on its unaudited financial statements for such six month period, and (b) any financial year means the net income before deduction of any income taxes as, in the case of PlayStar, shown on its audited financial statements for such financial year and in the case of Players, on its unaudited financial statements prepared by Players in connection with the preparation of the audited financial statements of PlayStar for such financial year. In determining Pre-Tax Profits, no charge shall be made in respect of any options granted below fair market.

         (3) The financial statements referred to in subsection 2.3(2) shall be prepared in accordance with US generally accepted accounting principles consistently applied. In the event of any dispute with respect to the amount of the Pre-Tax Profits, such dispute shall be determined by the auditors of PlayStar.

         (4) Any profit sharing payments earned by the Service Provider in respect of any financial year shall be paid by PlayStar or Players, as the case may be, within 30 days of completion of the audited financial statements of PlayStar for such financial year.

2.4 STOCK OPTIONS

         (1) PlayStar shall grant the Service Provider, or if directed by the Service Provider, to Alves and/or Conceicao, three options (the "Options") to acquire an aggregate of 5,000,000 ordinary shares in the capital of PlayStar (the "Ordinary Shares") pursuant to an option agreement which shall be substantially in the form of Annex "A" hereto. The Options are to vest and to be on terms and conditions set out below:

                  (a) an option (the "First Option") to acquire 1,000,000 Ordinary Shares exercisable at a price of US$0.25 per share shall vest on the earlier of (i) the end of the First Financial Year provided that the Pre-Tax Profits of PlayStar for such financial year equal to or exceed US$1,000,000, (ii) the end of the Second Financial Year provided that the cumulative Pre-Tax Profits of PlayStar for the First Financial Year and the Second Financial Year equal to or exceed US$3,000,000, and (iii) the end of the Third Financial Year provided that the cumulative Pre-Tax Profits of PlayStar for the First Financial Year, the Second Financial Year and the Third Financial Year equal to or exceed US$6,000,000;

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                  (b)      an option (the "Second Option") to acquire 2,000,000
                           Ordinary Shares exercisable at a price of US$0.50 per share shall vest on the earlier of (i) the end of the Second Financial Year provided that either (A) the Pre-Tax Profits of PlayStar for such financial year equal or exceed US$2,000,000, or (B) the cumulative Pre-Tax Profits of PlayStar for the First Financial Year and the Second Financial Year equal or exceed US$3,000,000, and (ii) the end of the Third Financial Year provided that the cumulative Pre-Tax Profits of PlayStar for the First Financial Year, the Second Financial Year and the Third Financial Year equal or exceed US$6,000,000; and

                  (c) an option (the "Third Option") to acquire 2,000,000 Ordinary Shares exercisable at a price of US$1.00 shall vest at the end of the Third Financial Year provided that either (i) the Pre-Tax Profits of PlayStar for such financial year equal or exceed US$3,000,000, or (ii) the cumulative Pre-Tax Profits of PlayStar for the First Financial Year, the Second Financial Year and the Third Financial Year equal or exceed US$6,000,000.

         (2) Each of the Options and any rights of the Service Provider with respect to them shall terminate on December 31, 2002.

         (3) In the event that the Ordinary Shares of PlayStar are split or consolidated or otherwise affected, the number of Ordinary Shares represented by the Options that have not been exercised shall automatically be adjusted in proportion to such split, consolidation or other effect.

2.5 EXPENSES INCIDENTAL TO EMPLOYMENT. The Company shall reimburse the Service Provider for the Service Provider's travel and other expenses or disbursements reasonably and necessarily incurred or made in connection with the Company's business, provided that the Service Provider shall substantiate expenses by furnishing to the Company such evidence relating to expenses for which the Service Provider seeks reimbursement as may be required in accordance with Company policy.


                                    ARTICLE 3

3.1 NON-COMPETITION. The Service Provider acknowledges that the Service Provider's services are unique and extraordinary. The Service Provider also acknowledges that the Service Provider's position will give the Service Provider access to confidential information of substantial importance to the Company and its business. During the Non-Competition Period, the Service Provider shall not, either individually or in partnership or jointly or in conjunction with any other entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or permit the Service Provider name or any part thereof to be used by:

                  (a)      any on-line gaming activities within:

                           (i)      the world, or

                           (ii) Europe, Asia, Australia, Africa, South America and North America, or

                           (iii)    Europe, Asia, South America and North
                                    America, or

                           (iv)     South America and North America; or

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                  (b)      any activities related to the development of
                           proprietary software, systems and services used to provide electronic commerce solutions that enable businesses to sell products and services on the Internet within the countries and territories listed in Schedule 1.1 to the Master Agreement dated as of January 2, 1999 among PlayStar, Cyberstation Computers & Support Inc., Cyberstation Limited and Alves and Conceicao,

in either case, of the same nature as or of a similar nature to the business of the Company, its affiliated or subsidiary companies or any business in which the Company, its affiliated or subsidiary companies is engaged. For purposes of this Agreement, "Non-Competition Period" means a period beginning on the date of termination of this Agreement and ending three years after the Term of this Agreement.

3.2 OTHER SERVICE PROVIDERS, CUSTOMERS. The Service Provider agrees that during the Non-Competition Period, neither the Service Provider nor any entity with whom the Service Provider is at the time affiliated shall, directly or indirectly, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, supplier or customer of the Company to discontinue or alter any one of their or its relationship with the Company.

3.3 CONFIDENTIALITY. Except in the normal and proper course of the Service Provider's duties hereunder, the Service Provider will not use for the Service Provider's own account or disclose to anyone else, during or after the Term of this Agreement, any confidential or proprietary information or material relating to the Company's operations or business which the Service Provider obtains from the Company or its officers or employees, agents, suppliers or customers or otherwise by virtue of the Service Provider's employment by the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications, and any litigation or negotiations; information concerning suppliers, marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, including technical drawings and designs; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations.

3.4 RETURN OF DOCUMENTS. The Service Provider agrees that all documents (including software and information in machine-readable form) of any nature pertaining to activities of the Company, including the information or materials referred to in Section 3.3 hereof, in the Service Provider's possession now or at any time during the Term of this Agreement, are and shall be the property of the Company and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

3.5 BLUE PENCIL. If any court determines that any provision contained in this Agreement including, without limitation, a restrictive covenant or any part thereof is unenforceable because of the duration or geographical scope of the provision or for any other reason, the duration or scope of the provision, as the case may be, shall be reduced so that the provision becomes enforceable and, in its reduced form, the provision shall then be enforceable and shall be enforced.

3.6 ACKNOWLEDGEMENT. The Service Provider acknowledges that, in connection with the Service Provider's employment by the Company, the Service Provider will receive or will become eligible to receive substantial benefits and compensation. The Service Provider acknowledges that the Service Provider's

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employment by the Company and all compensation and benefits and potential compensation and benefits to the Service Provider from such employment will be conferred by the Company upon the Service Provider only because and on condition of the Service Provider's willingness to commit the Service Provider's best efforts and loyalty to the Company, including protecting the Company's right to have its confidential information protected from non-disclosure by the Service Provider and abiding by the confidentiality, non-competition and other provisions herein. The Service Provider understands the Service Provider's duties and obligations as set forth in Article 3 and agrees that such duties and obligations would not unduly restrict or curtail the Service Provider's legitimate efforts to earn a livelihood following any termination of the Service Provider's employment with the Company. The Service Provider agrees that the restrictions contained in Article 3 are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Service Provider. The Service Provider further acknowledges that irreparable damage would result to the Company if the provisions of Sections 3.1 through 3.4 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the provisions of Sections 3.1 through 3.4.


                                    ARTICLE 4

4.1 TERMINATION FOR CAUSE. The Company may immediately terminate this Agreement at any time for just cause by written notice to the Service Provider. Without limiting the foregoing, any one or more of the following events shall constitute just cause:

         (1) theft, dishonesty, or other similar behaviour by the Service Provider or Alves or Conceicao;

         (2) breach of trust by the Service Provider or by Alves or Conceicao;

         (3) any neglect of duty or misconduct of the Service Provider or Alves or Conceicao in discharging any of the Service Provider's duties and responsibilities hereunder;

         (4) any conduct of the Service Provider or Alves or Conceicao which is materially detrimental or embarrassing to the Company, including but not limited to the Service Provider being convicted of a criminal offense other than crimes relating to cryptography;

         (5) the Service Provider's or Alves' or Conceicao's acceptance of a gift of any kind, other than on behalf of the Company or gifts of nominal or inconsequential value, from any source directly or indirectly related to the Service Provider's engagement with the Company, unless prior approval by the Board has been obtained;

         (6) any default of the Service Provider's material obligations under this Agreement that is not cured in all material respects within 10 days of written notification thereof to the Service Provider by the Company; or

         (7) any failure of or refusal by the Service Provider or by Alves or by Conceicao to comply with the material policies, rules and regulations of the Company that is not cured in all material respects by the Service Provider within 10 days of written notification thereof to the Service Provider by the Company.

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If the Company terminates this Agreement for cause under this Section 4.1, the
Company shall not be obligated to make any further payments under this Agreement except amounts due and owing at the time of the termination.

4.2 EFFECT OF TERMINATION ON STOCK OPTIONS. Upon termination of the Service Provider's employment pursuant to Section 4.1 the Service Provider will be entitled to exercise the Options which have already vested in accordance with
Section 2.4 (but not any Options which have not vested) during the period of 60 days following such termination or resignation.

4.3 RESULTS OF TERMINATION. Upon termination or resignation of the Service Provider's employment pursuant to this Article 4, this Agreement and the engagement of the Service Provider shall be wholly terminated, with the exception of the clauses specifically contemplated to continue in full force and effect beyond the termination of this Agreement, including those set out in
Article 3 and Section 4.2.

                                    ARTICLE 5

5.1 REPRESENTATIONS AND WARRANTIES. The Service Provider represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Service Provider is a party or by which the Service Provider or the Service Provider's property is bound. The Service Provider shall defend, indemnify and hold the Company harmless from any liability, expense or claim (including solicitor's fees incurred in respect thereof) by any person in any way arising out of, relating to, or in connection with any incorrectness of breach of the representations and warranties in this Section 5.1.


                                    ARTICLE 6

6.1 RIGHTS AND WAIVERS. All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

6.2 WAIVER. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

6.3 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.4 NOTICES

         (1) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement

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shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by courier, or (iii) sent by fax or other similar means of electronic communication, in each case to the applicable address set out below:

                  IF TO THE COMPANY, TO:

                  Players Limited
                  c/o PlayStar Wyoming Holding Corp.
                  The Dollar Building
                  Nevis Street, Top Floor
                  St. John's, Antigua, WI

                  Attention:        Chairman of the Board
                  Fax:              (268) 562-0076

                  IF TO THE SERVICE PROVIDER, TO:

                  Cyberstation Limited
                  6 Horizon Villas
                  Fort Tyson
                  Frigate Bay St. Kitts, WI

                  Attention:        The President
                  Fax:              (869) 466-7668

         (2) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that the day in either event is a Business Day and the communication is so delivered, faxed or sent prior to 4:30 p.m. on that day. Otherwise, the communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

         (3) Any party may from time to time change its address under this
Section 6.4 by notice to the other party given in the manner provided by this Section.

6.5 TIME OF ESSENCE. Time shall be of the essence of this Agreement in all respects.

6.6 SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. The Service Provider shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Service Provider's rights or obligations under this Agreement without the prior consent of the Company, which may be arbitrarily withheld.

6.7 AMENDMENT. No amendment of this Agreement will be effective unless made in writing and signed by the parties.

6.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral

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or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

6.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

6.10 HEADINGS. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

6.11 FURTHER ASSURANCES. The parties shall execute such other documents, agreements and instruments as may be necessary to give effect to the arrangements contemplated by this Agreement, or any of them.

6.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which when taken together shall be deemed to constitute one and the same instrument.

                  IN WITNESS WHEREOF the parties have executed this Agreement.


                               PLAYSTAR WYOMING HOLDING CORP.


                               By:
                                  ------------------------------------------
                                   William F.E. Tucker, President


                               CYBERSTATION LIMITED


                               By:
                                  ------------------------------------------
                                  Stuart Brazier, Authorized Signing Officer

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